Exhibit 10.12
NATIONAL CITY CORPORATION
MANAGEMENT INCENTIVE PLAN
FOR SENIOR OFFICERS
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005
ARTICLE 1. THE PLAN AND ITS PURPOSE
1.1	AMENDMENT AND RESTATEMENT OF THE PREDECESSOR PLAN. This National City Corporation Management Compensation Plan for Senior Officers is hereby adopted, effective January 1, 2005 (herein referred as the “Plan”) is an amendment, restatement and continuation of the National City Corporation Management Incentive Plan for Senior Officers effective February 23, 2004 (“Predecessor Plan”). The Predecessor Plan was, in turn, an amendment, restatement and continuation of prior plans entitled “National City Corporation Management Incentive Plan for Senior Officers” in effect prior to February 23, 2004 (“Prior Plans”).

1.2	EFFECTIVENESS. This Plan is effective on and after January 1, 2005, to provide for the operation of the Plan on and after such date.

1.3	PURPOSE. The purpose of the Plan is to maximize the Corporation’s profitability and operating success by providing an incentive to officers to achieve superior results. The Plan is designed to promote teamwork to achieve overall corporate success and to motivate individual excellence.

1.4	OPERATION OF THE PLAN. The Plan shall be administered by the Committee. The Plan operates on a calendar year basis and is subject to the review, interpretation, and alteration by the Committee. The Plan is intended to serve only as a guide to the Corporation in determining eligibility for and amounts of incentive compensation to be awarded under the Plan.

1.5	TRANSFER OF ACCOUNT BALANCES. All Participants’ deferred account balances maintained under the Prior Plans are governed by the terms of the National City Corporation Deferred Compensation Plan, effective January 1, 2001. In the event of any inconsistency between the terms of the Prior Plans and the National City Corporation Deferred Compensation Plan, effective January 1, 2001, as amended from time to time (the “Deferred Comp Plan”) the Deferred Comp Plan shall govern. Effective January 1, 2005, any Participant’s election to defer amounts otherwise payable under the Plan shall be governed by the terms of the National City Corporation 2004 Deferred Compensation Plan (the “2004 Deferred Comp Plan”). In the event of any inconsistency between the terms of the Plan and the 2004 Deferred Comp Plan, as amended from time to time the 2004 Deferred Comp Plan shall govern.

ARTICLE 2. DEFINITIONS
2.1	DEFINITIONS. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.
(a)	“Base Salary” shall mean the annual salary as of the close of the Plan Cycle, exclusive of any bonuses, incentive pay, special awards, or stock options.

(b)	“Board” shall mean the Board of Directors of the Corporation.

(c)	“Change in Control” see Section 11.3.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)	“Committee” shall mean the Compensation and Organization Committee of the Board, or another committee appointed by the Board to serve as the administering committee of the Plan.

(f)	“Corporate Award” shall mean the payment earned by a Participant based on the Corporation’s results as set forth in Section 4.1(b).

(g)	“Corporation” shall mean National City Corporation, a Delaware corporation.

(h)	“Covered Executive” shall mean any individual who, is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code.

(i)	“Disability” shall mean the inability, by reason of a medically determinable physical or mental impairment, to engage in substantial and gainful activity for a continuous period of 26 weeks or more as determined by the Committee.

(j)	“Early Retirement” shall mean retirement at or after age 55 with at least ten years of service with the Employers prior to Normal Retirement.

(k)	“Effective Date” see Section 11.4.

(l)	“Eligible Employee” shall mean an Employee who is employed in a position meeting the defined eligibility criteria for participation in the Plan, as set forth in Article 3.

(m)	“Employee” shall mean an individual employed by an Employer on an active basis.

(n)	“Employer” shall mean the Corporation or any Subsidiaries.

(o)	“Executive Officer” shall mean the chairman, chief executive officer, president, vice chairman, executive vice president or a similar officer of the Corporation, anyone designated by the Board as an executive officer of the Corporation or a Covered Executive.

(p)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q)	“Individual Award” shall mean the payment earned by a Participant based on an evaluation of the individual’s achievements. As such, the amount of any Individual Award under this Plan is determined by decision of and in the discretion of the Corporation acting through the Committee as hereinafter provided.

(r)	“Implementation Date” see Section 11.5.

(s)	“Key Indices” shall mean those indices used by the Corporation to measure profitability or overall operating performance. The indices shall be based on specific levels of or change in one or more of the following: return on common equity; return on assets; overhead ratio; efficiency ratio; net interest margin; total annual return on common stock; Total Stockholder Return; earnings per share; return on investment; revenue, expenses; market share; charge-offs and/or non-performing assets. These indices shall be determined in accordance with generally accepted accounting principles where applicable. The indices may also include the following objective non-financial measures: employee satisfaction; employee retention; customer satisfaction; customer retention; cross-selling; “percentage of wallet”; leadership; and/or management of change or business transformation. If the Board determines that a change in the business, operations, corporate structure or capital structure of the corporation, or the manner in which it conducts its business, or other events or circumstances render the Key Indices unsuitable, the Board may in its discretion modify such Key Indices, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Executive where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code. In such case, the Board shall not make any modification of the Key Indices.

(t)	“Normal Retirement” shall mean leaving the employ of all Employers at or after the age 62 with at least twenty years of continuous service with the Employers or at or after the age 65 with at least five years of continuous service with the Employers.

(u)	“Participant” shall mean an Eligible Employee who is approved for participation in the Plan, as set forth in Article 3. Such approval shall be on a Plan Cycle basis and shall be reviewed with respect to each new Plan Cycle.

(v)	“Participation Portion” see Section 3.3.

(w)	“Peer Group” shall mean a group of comparable corporations used to measure relative performance. The Peer Group shall be established by the Committee prior to March 31st of each Plan Cycle; thereafter, such Peer Group for such Plan Cycle shall not be changed, provided however, that one or more members of a Peer Group shall be dropped therefrom upon the announcement of a definitive agreement to (i) acquire the Peer Group member, (ii) the acquisition of sixty-five percent or more of the gross assets of the Peer Group member or (iii) the merger of the Peer Group member with another company(ies) where the Peer Group member’s then current board of directors will not constitute a majority of the board of the surviving corporation.

(x)	“Person” means any governmental authority, individual, partnership, firm, corporation, limited liability corporation, association, trust, unincorporated organization or other entity, as well as any syndicate, or group that would be deemed to be a person under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

(y)	“Plan” see Section 1.1.

(x)	“Plan Cycle” shall mean a period of a calendar year.

(aa)	“Restricted Stock Plans” see Section 9.1.

(bb)	“Subsidiary” shall mean an entity in which the Corporation directly or indirectly owns 50% of more of the voting equity securities.

(cc)	“Total Award” shall mean the Individual Award plus the Corporate Award.

(dd)	“Total Stockholder Return” with respect to a stock shall be calculated in the following manner:
(i)	Add the Average Stock Price at the end of the Plan Cycle for such stock to the dividends paid on the stock during the Plan Cycle, and then subtract the Average Stock Price at the beginning of the Plan Cycle for such stock.

(ii)	Divide the resulting sum of (i) above by the Average Stock Price at the beginning of the Plan Cycle for such stock.

(iii)	The result equals Total Stockholder Return with respect to such stock for the Plan Cycle.
(ee)	“Vesting Event” shall mean the earliest to occur of the following dates:
(1)	the date any award is paid,

(2)	the last date a benefit can be paid under the Plan,

(3)	the Effective Date of a Change in Control,

(4)	the date a Participant takes Normal Retirement,

(5)	the date a Participant has a Disability, or

(6)	the date of a Participant’s death.
Each Participant and beneficiary with respect to whom a Vesting Event has occurred shall be 100% vested in his benefits or Total Award earned or accrued hereunder as of the date of said Vesting Event, subject to the forfeiture provisions of Article 10.
(ff)	“Voting Stock” shall mean the then outstanding securities of a company entitled to vote generally in the election of directors.
2.2	GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine, and the definition of any term in the singular shall include the plural.
ARTICLE 3. ELIGIBILITY AND PARTICIPATION
3.1	ELIGIBILITY. Eligibility for participation in the Plan will be limited to those Employees of the Corporation and Subsidiaries who, by the nature and scope of their position, play a key role in the management, growth and success of the Corporation, as determined by the Committee.

3.2	PARTICIPATION. Participation in the Plan for each Eligible Employee who is an Executive Officer shall be determined by the Committee with respect to each Plan Cycle prior to the commencement of the Plan Cycle, except as otherwise provided herein. The Committee may base its approval upon the recommendation of the Chief Executive Officer of the Corporation. The chief executive officer shall determine the participation of each Eligible Employee who is not an Executive Officer. Each Eligible Employee approved for participation shall be notified of the selection as soon after approval as is practicable and shall become a Participant upon acceptance by him of such selection.

3.3	PARTICIPATION FOR PART OF A PLAN CYCLE. In the event an Employee is an Eligible Employee for only a portion of a Plan Cycle (“Participation Portion”) such Eligible Employee may, in the Committee’s discretion, be a Participant for such portion of the Plan Cycle but his Total Award will be based upon his Base Salary at the end of such Participation Portion and such Total Award will normally be prorated to reflect the number of months in the Participation Portion of the Plan Cycle compared to the number of months in the total Plan Cycle. A Covered Executive may not be made a Participant after the beginning of a Plan Cycle.

3.4	CHANGES DURING A PLAN CYCLE. In the event a Participant who is an Executive Officer is promoted or demoted, the Committee may, in its discretion, (i) continue such Participant’s target and maximum Total Award as it was prior to such promotion or demotion, (ii) provide the Participant from and after the promotion or demotion with a higher or lower target and maximum Total Award, (iii) provide for a combination of (i) and (ii), or (iv) after a demotion remove the Participant from further participation in the Plan. In the event a Participant who is not an Executive Officer is promoted or demoted, the Chief Executive Officer may, in his discretion, (i) continue such Participant’s target and maximum Total Award as it was prior to such promotion or demotion, (ii) provide the Participant from and after the promotion or demotion with a higher or lower target and maximum Total Award, (iii) provide for a combination of (i) and (ii), or (iv) after a demotion remove the Participant from further participation in the Plan.
(a)	In the event of a Plan Cycle for which the Participant’s participation is thus split between two target Total Awards and two maximum Total Awards, the Total Award for such Plan Cycle will normally be prorated to reflect the portions of the Plan Cycle spent under each target and maximum Total Award and each part of the Total Award will be based upon the Participant’s Base Salary at the end of the appropriate portions of the Plan Cycle.

(b)	The Committee may not increase a Covered Executive’s maximum Total Award during a Plan Cycle.
3.5	PORTIONS OF PLAN CYCLES-SETTING OF INDIVIDUAL OBJECTIVES. Notwithstanding Sections 3.3 and 3.4, no portion of a Plan Cycle with respect to a Participant shall be considered to be a separate portion of participation for a Participant unless, prior thereto, individual achievement objectives are set for such Participant for such portion of a Plan Cycle pursuant to Article 4, or are waived by the Committee, in its discretion.

3.6	NO RIGHT TO PARTICIPATE. No Participant or Employee shall have a right at any time to be selected for current or future participation in the Plan.
ARTICLE 4. PERFORMANCE MEASUREMENT
4.1	PERFORMANCE CRITERIA. Performance, for purposes of this Plan, will be measured in terms of the Participant’s individual contribution and in terms of the Corporation’s performance.
(a)	Individual Awards will be determined by comparing actual individual and group achievements during the Plan Cycle to established objectives for the Plan Cycle. Not later than 90 days after the commencement of each Plan Cycle each Participant shall establish objectives for the Plan Cycle. Such objectives shall be broad in nature, may be quantitative or qualitative, will typically be five in number and may include the achievement of group or divisional goals as well as individual goals. The objectives for Participants other than the chief executive officer of the Corporation shall be subject to the review, revision and approval of their superiors and the objectives for the chief executive officer shall be subject to the review, revision and approval of the Committee.
(1)	INDIVIDUAL AWARD POTENTIAL. The Committee shall establish in writing the target and maximum Individual Awards for each Participant not later than 90 days after the commencement of each Plan Cycle.

(2)	INDIVIDUAL AWARD CALCULATION AND APPROVAL. An evaluation of the individual performance for each Participant for each Plan Cycle will be determined as of the December 31st on which the Plan Cycle ends by applying the foregoing provisions of this Article 4 to the Participant’s Individual Contribution for such Plan Cycle. Based on the evaluation, the chief executive officer of the Corporation shall recommend to the Committee for approval an appropriate Total Award for each of the Participants who is an Executive Officer. The chief executive officer shall also determine the Total Award of all Participants other than Executive Officers which shall be deemed approved by the Committee upon (1) the completion by the chief executive officer of a list of such Individual Awards, and (2) the Committee’s approval of the aggregate dollar amount of such Individual Awards. The chief executive officer shall recommend to the Committee for approval the Individual Awards and Total Awards for each of the Executive Officers.

(3)	All such Individual Awards may, for convenience purposes, be expressed as a percentage of Base Salary or some other criteria. Upon the approval of the Committee the amounts of Individual Awards hereunder for a Plan Cycle shall be final.

(4)	No Individual Awards shall be paid to any Participant for a Plan Cycle during which the Participant is a Covered Executive.
(b)	Corporate Awards will be determined by comparing corporate performance with respect to Key Indices. The performance may be relative to pre-established goals, that of the Peer Group or any other objective standard established by the Committee. Not later than 90 days after the commencement of each Plan Cycle, the Committee shall establish in writing the Peer Group, if any, the Key Indices, the weighting of the Key Indices chosen, and the levels of comparative performance (the performance of goals may be stated as alternative goals) at which the maximum Corporate Award will be provided under the Plan.
(1)	CORPORATE AWARD POTENTIAL. The Committee shall establish in writing the target and maximum Corporate Awards for each Participant not later than 90 days after the commencement of each Plan Cycle.

(2)	CORPORATE AWARD CALCULATION AND APPROVAL. The amount of the Corporate Award for each Participant for each Plan Cycle will be calculated as of the December 31st on which the Plan Cycle ends by applying the provisions of this Section 4.1 to the Corporation’s performance for such Plan Cycle. Corporate Awards may, for convenience purposes, be expressed as a percentage Base Salary or some other criteria. Upon the close of the Plan Cycle the amounts of Corporate Awards hereunder for such Plan Cycle shall be determined. The Committee has the discretion to reduce the Corporate Award payable to any Participant notwithstanding attainment of any performance goal. Notwithstanding the occurrence of a Vesting Event, the Committee may reduce or eliminate a Corporate Award to any or all Participants at any time prior to the payment of the Total Award or an Implementation Date of a Change in Control.
4.2	LIMITATION. Notwithstanding any provision of this Plan to the contrary, no Total Award to any Covered Executive for any given Plan Cycle shall exceed 1.0% of the Corporation’s earnings before taxes and any one time earnings, expenses or charges.
ARTICLE 5. PAYMENT OF TOTAL AWARDS
5.1	FORM AND TIMING OF PAYMENT OF TOTAL AWARDS. No later than March 15th of the calendar year following the end of the Plan Cycle, the Participant shall be entitled to receive a cash payment(s) equal to the entire amount of the Participant’s Total Award. Except as otherwise provided for in Section 5.2, to receive a Total Award a Participant must be an Employee on the date on which the Plan Cycle ends; provided, however, the Committee or the Chief Executive Officer may reduce or terminate a Participant’s Total Award prior to any Vesting Event if such Participant fails to continue to be an Employee.

5.2	TERMINATION OF EMPLOYMENT DUE TO RETIREMENT, DISABILITY OR DEATH. In the event a Participant’s employment is terminated during a Plan Cycle by reason of Normal Retirement, Disability or Death, the Participant shall be eligible to receive a prorated Total Award based on individual contribution during the Participant’s participation in the Plan Cycle and the Corporation’s performance for the year, provided however, that the Participant must have been a Participant in the Plan for at least three months of the Plan Cycle to be eligible to receive any Total Award hereunder. Such Total Awards will be paid no later than March 15th of the calendar year following the end of the Plan Cycle. In the event of death, the Total Award will be paid to the Participant’s estate.

5.3	TERMINATION OF EMPLOYMENT DUE TO EARLY RETIREMENT. The Committee may elect, in its discretion, to pay a prorated Total Award to a Participant who terminates employment by means of an Early Retirement prior to a Vesting Event; in the absence of such favorable discretionary action by the Committee, no such pro-rated

Total Award shall be paid. Any prorated Total Award will be paid no later than March 15th of the calendar year following the end of the Plan Cycle.
5.4	OTHER TERMINATIONS OF EMPLOYMENT. In the event a Participant’s employment is terminated for any reason other than as set forth in Sections 5.2 and 5.3 hereof during a Plan Cycle prior to a Vesting Event, the Participant’s participation in such Plan Cycle shall end and the Participant shall not be entitled to any Total Award for such Plan Cycle.

5.5	REQUEST TO RECEIVE RESTRICTED STOCK; RESTRICTED STOCK PAYMENTS. The Committee may determine that one or more Participants should be eligible to request to have a portion or all of his Total Award for a Plan Cycle paid in Restricted Stock. Such request by an eligible Participant shall be considered by the Committee, but the actual determination shall be made by the Committee in its complete and total discretion. The Committee may determine that some, all, or none of the Total Awards, or parts thereof, shall be paid in Restricted Stock, in its discretion. Restricted Stock payments are subject to the provisions of Article 9, provided that such determination shall be made by the payment date for the Total Awards for a Plan Cycle.
ARTICLE 6. RIGHTS OF PARTICIPANTS
6.1	EMPLOYMENT. Nothing in this Plan shall interfere with or limit in any way the right of the Corporation to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Employer.

6.2	RESTRICTIONS ON ASSIGNMENTS. The interest of a Participant or his beneficiary under this Plan may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process, nor shall they be an asset in bankruptcy.
ARTICLE 7. ADMINISTRATION
7.1	ADMINISTRATION. The Plan shall be administered by the Committee in accordance with any administrative guidelines and any rules that may be established from time to time by the Committee. The procedures, standards and provisions of this Plan for determining eligibility for and amounts of Total Awards are, except for Covered Employees, intended only as a guide and in themselves confer no rights, duties or privileges upon Participants nor place any obligation upon the Committee, the Board or the Corporation. Accordingly, the Committee may, in making its determinations hereunder, deviate from such procedures and standards in whatever manner that it, in its judgment, deems appropriate so long as no Total Award shall exceed the Section 4.2 limitation.
(a)	The Committee shall have full power and authority to interpret, construe and administer the Plan and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, and its decisions shall be binding and conclusive on all persons for all purposes.

(b)	The Committee may name assistants who may be, but need not be, members of the Committee. Such assistants shall serve at the pleasure of the Committee, and shall perform such functions as may be assigned by the Committee.

(c)	No member of the Committee or any assistant shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith.
ARTICLE 8. REQUIREMENTS OF LAW
8.1	LAWS GOVERNING. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

8.2	WITHHOLDING TAXES. The Corporation shall have the right to deduct from all payments under this Plan any federal or state taxes required by the law to be withheld with respect to such payments.

8.3	PLAN BINDING ON CORPORATION, Employees and Successors. This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and each Participant and his beneficiaries, heirs, executors, administrators and legal representatives.
ARTICLE 9. RESTRICTED STOCK
9.1	RESTRICTED STOCK. The Restricted Stock referred to in this Plan shall be restricted stock granted pursuant to the National City Corporation 1997 Restricted Stock Plan, the National City Corporation 2002 Restricted Stock Plan or the National City Corporation Long-Term Cash and Equity Incentive Plan, as such plans are amended from time to time (“Restricted Stock Plans”) and/or restricted stock units (“Restricted Stock”) granted pursuant to the National City Corporation Long-Term Cash and Equity Incentive Plan, as such plan is amended from time to time. Any awards of Restricted Stock will be made at the discretion of the Committee and shall be subject to the terms, conditions and restrictions contained in the Restricted Stock Plans and the award agreement controlling each Restricted Stock award grant.

9.2	PARTICIPANT REQUEST FOR RESTRICTED STOCK. Prior to the end of each Plan Cycle, the Committee shall determine which Participants, if any, shall be eligible to request payment of all or a portion of their Total Award in the form of Restricted Stock. Each Participant who is therefore eligible to request payment of all or a portion of his Total Award for such Plan Cycle in the form of Restricted Stock, shall be given the opportunity prior to the end of such Plan Cycle, to make such request. Covered Executives, however, must request Restricted Stock prior to the 90th day after the commencement of each Plan Cycle. Notwithstanding any request made hereunder (or the absence of any such request) the actual determination whether to pay all or a portion of a Participant’s Total Award in Restricted Stock shall be made by the Committee at its complete and total discretion in accordance with the provisions of Section 9.3 below. Any request of a portion of the Total Award to be paid in the form of Restricted Stock shall be made in terms of such increments of the Total Award as may be established by the Committee from time to time. Notwithstanding the foregoing, no Participant shall be eligible to elect to request the payment of any portion of his Total Award in Restricted Stock where such Participant has previously elected to defer the payment of that portion of his Total Award under the 2004 Deferred Comp Plan.
9.3	RESTRICTED STOCK AWARDS; COMMITTEE’S DECISION. Notwithstanding any request by a Participant pursuant to Section 9.2 above to receive none, a portion or all of a Total Award in the form of Restricted Stock, and not withstanding the Committee’s prior determination as to the eligibility of any Participant to elect to receive a part or all of their Total Award in the form of Restricted Stock, the Committee shall make the decision, in the case of each Participant, whether or not to pay any portion or all of any Participant’s Total Award with respect to any Plan Cycle in the form of Restricted Stock. Such decision shall be made in the complete and absolute discretion of the Committee, provided that such determination shall be made by the payment date for the Total Awards for a Plan Cycle. Notwithstanding the foregoing, no portion of a Participant’s Total Award which has been electively deferred under the 2004 Deferred Comp Plan shall be paid in the form of Restricted Stock. The Committee’s decision shall be final and binding on all parties.

9.4	DETERMINATION OF THE NUMBER OF SHARES OF RESTRICTED STOCK. The number of shares of Restricted Stock to be granted to a Participant shall be determined as follows:
(a)	The Committee shall determine the Participant’s Total Award for the applicable Plan Cycle in accordance with Article 4 of this Plan.

(b)	The appropriate percentage of the Total Award to be paid in Restricted Stock as determined in Section 9.3 shall be multiplied by the Participant’s Total Award for such Plan Cycle.

(c)	The product from Section 9.4(b) shall be multiplied by a percentage determined by the Committee from time to time but not to exceed 125%. The Committee may establish different percentages for different Participants Such percentage or percentages shall be established by the Committee prior to the beginning of the Plan Cycle.

(d)	The product from Section 9.4(c) shall be divided by the closing price, per share, of the shares of common stock of the Corporation on the New York Stock Exchange on the last trading day of the month of January following such Plan Cycle.

(e)	The quotient determined in Section 9.4(d) above shall be rounded to the nearest whole share. No fractional shares of Restricted Stock shall be awarded.
9.5	RESTRICTIONS. It is currently anticipated that the restricted period, with respect to the Restricted Stock Plan restrictions on all Restricted Stock awarded hereunder shall fully expire, on the earliest of (i) the Participant’s death, (ii) the Participant’s Disability, (iii) Effective Date of a Change in Control or (iv) one year after the date of the Restricted Stock award.

9.6	ALTERNATIVES TO THE RESTRICTED STOCK PLANS. If the Restricted Stock Plans are terminated at any time and a new plan is adopted which provides similar benefits or is intended to replace the Restricted Stock Plans, then such new plan shall be utilized for making the Restricted Stock grant. Should no Restricted Stock plan be available the amount of the Restricted Stock payment will, at the sole discretion of the Corporation, be made in an alternative form which would not restrict receipt of shares of the Corporation’s common stock beyond the period of time provided in the anticipated Restricted Stock grant, or in cash.
ARTICLE 10 FORFEITURES
Notwithstanding any provision in this Plan to the contrary excepting only the provisions of Article 11, in the event the Committee finds:
          (a) that an Employee or former Employee who has an interest under this Plan has been discharged by his Employer in the reasonable belief (and such reasonable belief is the reason or one of the reasons for such discharge) that the Employee or former Employee did engage in fraud against the Employer or anyone else, or
          (b) that an Employee or former Employee who has an interest under this Plan has been convicted of a crime as a result of which it becomes illegal for his Employer to employ him, then any amounts held under this Plan for the benefit of such Employee or former Employee or his beneficiaries shall be forfeited and no longer payable to such Employee or former Employee or to any person claiming by or through such Employee or former Employee.
ARTICLE 11 CHANGE IN CONTROL
11.1	TREATMENT OF TOTAL AWARDS. In the event of a Change in Control, the Corporation shall pay to each Participant who is participating in a Plan Cycle on the Implementation Date of such Change in Control, a lump sum payment equal to the amount hereinafter determined. Such payment shall be paid in cash (subject only to a valid preexisting election by the Participant to have a portion of his Total Award deferred under the 2004 Deferred Comp Plan) to the Participant within five business days after the Implementation Date of the Change in Control and shall be payment in full to each Participant for the Plan Cycle, and such Plan Cycle shall be deemed terminated by operation of this Article 12. No further Plan Cycles shall commence thereafter under this Plan.
11.2	AMOUNT OF PAYMENT. The amount of the payment to be made as a consequence of a Change in Control with respect to the Plan Cycle ending on the Implementation Date of the Change in Control, shall be equal to the greater of: (a) the average of the Total Awards paid to the Participant for the two Plan Cycle immediately preceding Plan Cycle ending on the Implementation Date, and (b) the Participant’s target Total Award which could be paid hereunder for the full Plan Cycle ending on the Implementation Date to the Participant only pro-rated, however, to reflect late commencement of participation in a Plan Cycle and/or promotions/demotions consistent with Section 3.4 of the Plan.

11.3	DEFINITION OF CHANGE IN CONTROL. “Change in Control” shall mean the occurrence of any of the following events:
(a)	the Corporation is merged, consolidated or reorganized into or with a Person, and as a result of such merger, consolidation or reorganization less than sixty-five percent of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such transaction;

(b)	the Corporation sells or otherwise transfers all or substantially all of its assets to another Person, and as a result of such sale or transfer less than sixty-five percent of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such sale or transfer;

(c)	any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than fifteen percent (15%) of the Voting Stock of the Corporation provided, however, that:
(1)	for purposes of this Section 11.3(c), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of the Voting Stock of the Corporation directly from the Corporation that is approved by a majority of the Incumbent Directors (defined below), (B) any acquisition of the Voting Stock of the Corporation by the Corporation, and (C) any acquisition of the Voting Stock of the Corporation by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary of the Corporation;
(2)	if any Person is or becomes the beneficial owner of 15% or more of the combined voting power of the then-outstanding Voting Stock of the Corporation as a result of a transaction described in clause (A) of Section 11.3(c)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of the Voting Stock of the Corporation representing 1% or more of the then-outstanding the Voting Stock of the Corporation, other than in an acquisition directly from the Corporation that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of the Voting Stock of the Corporation are treated equally, such subsequent acquisition shall be treated as a Change in Control unless exempted by Section 11.3(c)(4) below;

(3)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 15% or more of the Voting Stock of the Corporation as a result of a reduction in the number of shares of the Voting Stock of the Corporation outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of the Voting Stock of the Corporation representing 1% or more of the then-outstanding Voting Stock of the Corporation, other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of the Voting Stock of the Corporation are treated equally; and

(4)	if within 45 days of first learning a Person has acquired or is to acquire beneficial ownership of 15% or more of the Voting Stock of the Corporation the Board by majority vote of the Incumbent Directors (i) determines that a Person’s acquisition of beneficial ownership of 15% or more of the Voting Stock of the Corporation does not constitute a Change in Control and (ii) establishes a limit (such limit to be less than 50% of the Voting Stock of the Corporation) as to the maximum number of shares such Person may acquire before a Change in Control shall be deemed to have occurred, then no Change in Control shall have occurred as a result of such Person’s applicable acquisition(s);

(d)	if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Corporation (“Incumbent Directors”) cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (d) each Director who is first elected, or first nominated for election by the Corporation’s stockholders, by a vote of at least two-thirds of the Directors of the Corporation (or a committee thereof) then still in office who were Directors of the Corporation at the beginning of any such period will be deemed to have been a Director of the Corporation at the beginning of such period; or

(e)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of Section 11.3(a), 11.3(b) or 11.3(d), in the case where the individuals who constitute the Incumbent Directors at the time a specific transaction described in Section 11.3(a) or 11.3(b) is first presented or disclosed to the Board, will, by the terms of the definitive agreement for that transaction, constitute at least fifty percent (50%) of the resulting corporation’s or Person’s directors immediately following consummation of such transaction, provided that such resulting corporation’s or Person’s directors are not subject to removal following the consummation of the transaction as a result of the terms and conditions of the transaction, then, prior to the occurrence of any event that would otherwise constitute a Change in Control under Section 11.3(a), 11.3(b) or 11.3(d), the Board may determine by majority vote of the Incumbent Directors that the specific transaction does not constitute a Change in Control under Sections 11.3(a), 11.3(b) and/or 11.3(d).
11.4	EFFECTIVE DATE OF CHANGE IN CONTROL. Notwithstanding the foregoing, in the event a Change in Control ultimately results from discussions or negotiations involving the Corporation or any of its officers or directors, the “Effective Date” of such Change in Control shall be the date uninterrupted discussions or negotiations commenced; otherwise, such Effective Date of a Change in Control shall be the Implementation Date of such Change in Control.

11.5	IMPLEMENTATION DATE OF CHANGE IN CONTROL. The “Implementation Date” shall be the earliest to occur of the events specified in Section 11.3. As used herein, the Implementation Date of a Change in Control shall be the last date of the then current Plan Cycle.

11.6	EFFECT OF CHANGE IN CONTROL. In addition to other vesting under the Plan, the opportunity of a Participant to participate until the current Plan Cycle ends or is terminated is vested in such Participant in the event of a Change in Control, as of the Effective Date of such Change in Control.

ARTICLE 12. MISCELLANEOUS
In the event of the liquidation of the Corporation the Committee may make any provisions for holding, handling and distributing the amounts standing to the credit of the Participants or beneficiaries hereunder which, in the discretion of the Committee which in the discretion of the Committee, are appropriate and equitable under all circumstances and which are consistent with the spirit and purposes of these provisions.
ARTICLE 13. AMENDMENT AND DISCONTINUANCE
The Corporation expects to continue this Plan indefinitely, but reserves the right, by action of the Committee, to amend it from time to time, or to discontinue it if such a change is deemed necessary or desirable except that stockholder approval shall be required for any amendment or modification of this Plan that, in the opinion of the Corporation’s counsel, would be required by Section 162(m) of the Internal Revenue Code of 1986, as amended, or any regulations promulgated thereunder. However, if the Committee should amend or discontinue this Plan, the Corporation shall remain obligated under the Plan with respect to (1) Total Awards made final (and thus payable) by decision by the Committee prior to the date of such amendment or discontinuance, and (2) Total Awards and rights of any Participant or beneficiary with respect to whom a Vesting Event has occurred.
Executed this                      day of                                         , 2007 at Cleveland, Ohio but effective January 1, 2005.

NATIONAL CITY CORPORATION
By: